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VARIABLE ANNUITY AND LIFE INSURANCE DISTRIBUTION AND ADMINISTRATIVE
SERVICES AGREEMENT

This Variable Annuity and Life Insurance Distribution Agreement ("Agreement") entered into by and between American Centurion Life Assurance Company ("ACL"), a New York corporation, and American Express Service Corporation ("AESC"), a Delaware corporation, is effective as of April 10, 1997.

ACL desires AESC to act as principal underwriter and distributor (as those terms are defined by the Investment Company Act of 1940 ("1940 Act")) with respect to the distribution and sale of variable annuity and life insurance contracts issued by ACL ("Variable Contracts", specifically those variable annuity contracts and life insurance policies identified in Exhibit 1 attached hereto, and as may be hereafter amended), in order to satisfy the requirements of the Securities Exchange Act of 1934 ("1934 Act"). The solicitation and sale of the Variable Contracts will be conducted through persons who are licensed as life insurance agents in appropriate jurisdictions and appointed with ACL and are also registered representatives of AESC ("Representatives").

In consideration of the mutual promises contained herein the parties agree as follows:

1.  Representations of AESC

AESC represents and warrants that it is registered with the National Association of Securities Dealers, Inc. ("NASD") and Securities Exchange Commission ("SEC") as a broker-dealer under the 1934 Act and is qualified to do business in those states where ACL is licensed and qualified to do business.

2.  Appointment of AESC

On the effective date of the Agreement, ACL appoints AESC and AESC accepts the appointment (1) as principal underwriter and distributor of the Variable Contracts, and (2) to solicit sales of and to sell Variable Contracts pursuant to the terms of this Agreement.

3.  Duties of AESC

(a)  Supervision of Representatives

     (i) AESC will have full responsibility for the training and supervision of all Representatives who are engaged directly or indirectly in the offer or sale of the Variable Contracts, and all Representatives will be subject to the control of AESC with respect to such Representative's securities regulated activities with respect to the Variable Contracts. AESC will cause the Representatives to:

          (1)  be trained in the sale of the Variable Contracts;
          (2) be registered representatives of AESC with the NASD before such Representatives engage in the solicitation of applications for the Variable
               Contracts;


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          (3)  be validly  licensed  with  states and  appointed  with ACL as an insurance agent in accordance with the requirements of the insurance laws of the state of New York where the solicitations and sales of Variable Contracts take place; and
          (4) limit solicitation of applications for the Variable Contracts to the state of New York where ACL has authorized such solicitation.

     AESC  will  notify  ACL if any  Representative  ceases  to be a  registered representative of AESC or ceases to maintain the proper state insurance licensing required for the sale of Variable Contracts. ACL will have sole discretion to appoint, refuse to appoint, discontinue or terminate the appointment of any Representative as an insurance agent of ACL.

     (ii) AESC will fully comply with the requirements of the NASD, the SEC and all other applicable federal and state laws. AESC will establish and maintain such rules and procedures as may be necessary to cause diligent supervision of the securities activities of Representatives. Upon request by ACL, AESC will furnish such records as may be necessary to establish such diligent supervision.

     (iii) In the event a Representative refuses or fails to submit to supervision of AESC or otherwise fails to meet the rules and standards imposed by AESC on its representatives, AESC will notify such Representative that he or she is no longer authorized to sell the Variable Contracts and AESC will take such additional action as is necessary to terminate the sales activities of such Representative with respect to the Variable Contracts.

(b)   Prospectuses, Sales Literature and Advertising.

     (i) No sales literature or advertising relating to the Variable Contracts will be printed, published, distributed or otherwise used by AESC unless the specific item has been approved in writing by ACL and a principal of AESC prior to use. It is expressly understood that all books and records relevant to this Agreement and the services hereunder shall be and remain the property of ACL.

     (ii) In accordance with the requirements of the laws of New York and New York Insurance Department Regulation 152 specifically, and rules of the NASD and SEC, AESC will maintain complete records indicating the manner and extent of distribution of prospectuses, sales literature and advertising and will make such records and files available to staff of ACL and personnel of state insurance departments, the NASD, SEC or other regulatory agencies which have regulatory authority over ACL or AESC.

     (iii) AESC agrees to cause to be delivered to each person submitting an application a prospectus to be furnished by ACL in the form required by the applicable federal laws or by the acts or statutes of any applicable state, province or country.



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     (iv) AESC shall file all sales  literature or  advertising  for review with the NASD to ensure consistency with the applicable rules of the Securities Act of 1933 ("1933 Act") and the Conduct Rules of the NASD.

(c)   Applications for Variable Contracts

     (i) All applications for Variable Contracts will be made on application forms supplied and/or approved by ACL. AESC will ensure that applications for Variable Contracts and all payments collected by AESC or any Representative are remitted promptly, together with such other documentation as ACL may require, directly to ACL at the address indicated on the application or to such other address as ACL may from time to time designate in writing. AESC will review all such applications for accuracy and completeness, and to determine the suitability of the sale. Checks or money orders for payment of the Variable Contracts will be drawn to the order of "American Centurion Life Assurance Company". All applications are subject to acceptance or rejection by ACL at its sole discretion. All applications or information obtained hereunder by AESC will be used only as expressly authorized herein. AESC will keep such records and information confidential, to be disclosed only as authorized by ACL or the owner of a Variable Contract or if expressly required by federal or state regulatory authorities, or by order of a court.

      (ii) Upon ACL's acceptance of any payment for a Variable Contract AESC will deliver to each contract owner a statement confirming the transaction in accordance with Rule 10b-10 under the 1934 Act.

(d)    Purchase Payments

AESC agrees that all money or other consideration tendered with or in respect of any application for a Variable Contract and the Variable Contract when issued is the property of ACL. Purchase or premium payments will be promptly remitted in full to ACL without deduction or offset for any reason.

(e) Delivery of Variable Contracts

AESC will assure itself that ACL has proper procedures in place to ensure delivery of all Variable Contracts.

(f)  Books, Records and Reports

AESC will comply with all applicable requirements of the 1934 Act and the NASD including the requirements to maintain and preserve books and records pursuant to Section 17(a) of the 1934 Act and the rules thereunder. Any commissions and fees relating to the Variable Contracts will be reflected in the quarterly FOCUS reports and the fee assessment reports filed by AESC with the NASD in accordance with the NASD Conduct Rules.



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(g)  Fidelity Bond

AESC represents that all directors, officers, employees and Representatives of AESC who are licensed pursuant to this Agreement as ACL's agents for state insurance law purposes or who have access to funds of ACL, including but not limited to funds submitted with applications for the Variable Contracts are and will be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond will be maintained by AESC at AESC's expense. Such bond will be, at the least, of the form and type and amount required under the NASD Conduct Rules. ACL may require evidence, satisfactory to it, that such coverage is in force and AESC will give prompt written notice to ACL of any notice of cancellation or change of coverage. AESC assigns any proceeds received from the fidelity bonding company to ACL to the extent ACL's loss is due to activities covered by the bond. If there is any deficiency amount, whether due to a deductible or otherwise, AESC will promptly pay ACL such amount on demand.

(h)  Indemnification

AESC hereby agrees to hold harmless and indemnify ACL against any and all claims, liabilities and expenses which ACL may incur from liabilities arising out of or based upon (1) any alleged or untrue statement other than statements contained in the registration statement, prospectus or approved sales literature or advertisement of any Variable Contract and (2) AESC's failure to perform the undertakings described in Section 2, Duties of AESC, of this Agreement.

4.  Representations of ACL

      (a) ACL represents and warrants that it is domiciled and licensed in the State of New York by its Insurance Department ("New York Insurance Department").

      (b) ACL has registered the Variable Contracts with the Securities and Exchange Commission as securities under the 1933 Act and has registered the variable contract separate accounts as a unit investment trusts under the Investment Company Act of 1940.

      (c) ACL will meet any requirements of the New York Insurance Department regarding filing of advertising and sales literature.

5.   Duties of ACL

(a)   Prospectuses, Sales Literature and Advertising

      (i) ACL will provide AESC, without any expense to AESC, prospectuses relating to the Variable Contracts and such other sales literature and advertising as ACL determines is necessary or desirable for use in connection with sales of the Variable Contracts.



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      (ii) ACL represents and warrants that the  prospectus(es) and registration statement(s) relating to the Variable Contracts contain no untrue statements of material fact or omission to state a material fact, the omission of which makes any statement contained in the prospectus(es) and registration statement(s) misleading.

(b)   Variable Contract Delivery

ACL will transmit Variable Contracts directly to contract owners in accordance with administrative procedures acceptable to AESC and ACL.

(c)   Retention of Rights by ACL

ACL reserves the right to reject any and all applications and payments submitted, discontinue writing any form of contract, take possession of and cancel any contract and return the payment or any part of it, and make any compromise or settlement in respect of a contract. ACL may in its sole discretion and without notice to AESC, suspend sales of any Variable Contracts or amend any policies or contracts evidencing such Variable Contracts if, in ACL's opinion, such suspension or amendment is (1) necessary for compliance with federal, state or local laws, regulations or administrative order(s); or, (2) necessary to prevent administrative or financial hardship to ACL. In all other situations, ACL will provide 30 days notice to AESC prior to suspending sales of any Variable Contracts or amending any policies or contracts evidencing such Variable Contracts.

(d)  Compensation

ACL will pay AESC for its services under this Agreement, in accordance with the form of Exhibit 2 hereto, which is in effect when such services are performed. Upon termination of this Agreement, all compensation payable hereunder will cease. ACL will pay all such Compensation to and in the name of AESC, and will have no responsibility for payment of any compensation to Representatives for sales hereunder.

(e)Indemnification

ACL hereby agrees to hold harmless and indemnify AESC against any and all claims, liabilities and expenses which AESC may incur from liabilities arising out of or based upon ACL's breach of any of the undertakings set forth in
Section 5, Duties of ACL, of this Agreement, including claims, liabilities and expenses which may be incurred under the Securities Act of 1933, the 1940 Act, common law or otherwise.



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6.Termination

This  Agreement may be terminated,  without  cause,  by either party upon thirty
(30) days prior written notice; and may be terminated immediately, by either party for failure to perform satisfactorily or other cause; and will be terminated immediately if AESC ceases to be registered as a broker dealer under the 1934 Act and a member of the NASD.

7.General Provisions

(a)Amendment and Entirety

This is the entire Agreement between ACL and AESC with respect to the subject matter of this Agreement. No additions, amendments or modifications of this Agreement or any waiver of any provision will be valid unless approved, in writing, by authorized representatives of ACL and AESC. In addition, no waiver of any default or failure of performance by either party will affect the other party's rights with respect to a subsequent default or failure.

(b)   Independent Contractor Relationship

This Agreement does not create the relationship of employer and employee between the parties to this Agreement. ACL and AESC are independent contractors with respect to each other, and their respective employees and agents.

(c)   Assignment

Neither ACL nor AESC will assign or transfer, in whole or in part, this Agreement or any of the benefits accrued or to accrue hereunder, without prior written consent of an authorized representative of each party.

(d)   Arbitration

In the event of any dispute arising between ACL and AESC with reference to any provision of this Agreement, the matter shall be referred to a Board of Arbitration appointed in the following manner:

Within 30 days following notification by one party to this Agreement to the other of its decision to arbitrate a dispute arising hereunder, ACL shall appoint an Arbiter, and AESC shall appoint an Arbiter. In the event one of the parties fails to appoint an Arbiter within said 30 days, the other party shall appoint both Arbiters. Within 15 days following their appointment, and before entering into arbitration, the Arbiters shall select an Umpire. In the event the Arbiters are not able to decide upon an Umpire within said 15 days, the Umpire shall be appointed by the President of the American Arbitration Association. The Arbiters and the Umpire shall be executive officers of insurance or


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reinsurance companies. Within 60 days following the notification of the decision to arbitrate, the Arbiters shall begin arbitration in the City of New York, New York, unless some other place is agreed upon by ACL and AESC, at which time the parties hereto may submit their cases in writing to the Board of Arbitration. Within 60 days after beginning the arbitration, the Arbiters shall file their written decision on the matter under arbitration with ACL and with AESC. The expenses of the arbitration shall be paid by the party or parties in the proportion established by the Board of Arbitration.

(e)   Governing Law

It is agreed by the parties that this Agreement will be governed by the laws of the State of New York.

(f)   Severability

It is understood and agreed by the parties that if any part, term or provision of this Agreement is held to be invalid or in conflict with any law or regulation, the validity of the remaining part, terms or provisions will not be affected and the parties' rights and obligations will be construed and enforced as if this Agreement did not contain the part, term or provision held to be invalid.



 American Centurion Life Assurance Company

                                          Attest:

By:_/s/ Stuart A. Sedlacek__________            By:   Eric L. Marhoun


Title:__Chairman and President______            Title: General Counsel
                                                       and Secretary


American Express Service Corporation

                                          Attest:

By:____/s/ Richard W. Kling_________            By:   Timothy S. Meehan


Title:__Vice President______________            Title: Secreatary




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EXHIBIT 1


AESC is the broker-dealer authorized to distribute the following ACL variable annuity (or annuities):

Privileged Assets Select Annuity flexible premium group deferred fixed/variable annuity (ACL Variable Annuity Account 1)





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EXHIBIT 2


For the services provided by AESC pursuant to this Agreement, ACL will reimburse AESC for its expenses. It is agreed, with respect to those services which are to be provided to ACL upon an allocated cost basis, that any method of allocation or classification of expenses incurred or services rendered shall be in conformance with the laws of the State of New York and regulations of the New York Insurance Department, particularly in conformance with Regulation 33. If at any time ACL or AESC can reasonably demonstrate that any method of allocation is more equitable and in accordance with such laws and regulations, the current method of allocation shall then be subject to renegotiation. In any event, review of all expenses for the year will be made annually, to make all necessary adjustments in the amounts billed hereunder in order to conform them with the amount of such expenses actually incurred.